Exhibit 99.1

Christopher & Banks Corporation
2400 Xenium Lane North
Plymouth, Minnesota 55441

SUPPLEMENT TO PROXY STATEMENT
FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JULY 29, 2009

TO OUR STOCKHOLDERS:

This supplement amends certain information contained in the Proxy Statement dated June 16, 2009 of Christopher & Banks Corporation (“Proxy Statement”) delivered to our stockholders in connection with our Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, July 29, 2009, at the offices of our outside counsel, Dorsey & Whitney LLP, at 50 South Sixth Street, Suite 1500, Minneapolis, Minnesota, for the purposes set forth in the Notice of Annual Meeting of Stockholders dated June 16, 2009.

If you are a street name holder and fail to instruct your broker as to how you want your shares voted on a particular matter, those shares are considered to be “uninstructed”.  New York Stock Exchange (“NYSE”) rules determine the circumstances under which member brokers of the NYSE may exercise discretion to vote “uninstructed” shares held by them on behalf of their clients who are street name holders.  With respect to the proposal to approve the Christopher & Banks Corporation 2009 Qualified Annual Incentive Plan (the “Plan”), the NYSE clarified after the mailing of the Proxy Statement that the NYSE rules do permit member brokers to exercise voting discretion as to the uninstructed shares.  Therefore, if you are a street name holder and do not submit voting instructions to your broker, then your broker may vote your shares, at its discretion, on the proposal to approve the Plan.  In addition, if you are a street name holder, do not submit voting instructions to your broker and your broker submits your proxy but does not specify how to vote your shares on the proposal to approve the Plan, then we will vote your shares FOR the approval of the Plan.  The Proxy Statement provided that (1) the rules do not permit member brokers to exercise discretion on the proposal to approve the Plan and (2) if you are a street name holder, do not submit voting instructions to your broker and your broker submits your proxy but does not specify how to vote your shares, then your shares would not have an effect on the vote to approve the Plan.

Except as amended by the information contained in the preceding paragraph, all information set forth in the Proxy Statement remains unchanged and should be considered in casting your vote by proxy or at the Annual Meeting.  This supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement.

You may revoke your proxy and change your vote at any time before your proxy is voted at the Annual Meeting.  If you are a stockholder of record, you may revoke your proxy and change your vote by:

•      submitting a later-dated proxy card to our Corporate Secretary to the Company’s address listed above, which must be received by us before the time of the Annual Meeting;

•      by sending a written notice of revocation to our Corporate Secretary to the Company’s address listed above, which must be received by us before the time of the Annual Meeting; or

•      by voting in person at the Annual Meeting.

If you are a street name holder and voted through the Internet or by telephone, you may vote again over the Internet or by telephone up until 11:59 p.m. Eastern Time on Tuesday, July 28, 2009.

By Order of the Board of Directors

Luke R. Komarek
Secretary

Dated: July 2, 2009